Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2018, relating to the consolidated financial statements of CannTrust Holdings Inc. for the year ended December 31, 2017 appearing in Exhibit 99.2 to the Annual Report on Form 40-F for CannTrust Holdings Inc.

/s/ RSM Canada LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Ontario, Canada
June 21, 2019